UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 22, 2016

EAST WEST BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-24939	95-4703316
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

135 N Los Robles Ave., 7th Floor, Pasadena, California 91101
(Address of principal executive offices) (Zip code)

(626) 768-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

East West Bancorp, Inc.
Current Report of Form 8-K

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On December 21, 2016, East West Bank (the “Bank”) entered into an Executive Employment Agreement (the “Employment Agreement”) with its Chief Financial Officer, Irene Oh. The Employment Agreement, effective as of December 21, 2016, has an initial term of two years and is subject to annual renewal thereafter as may be agreed by the Bank’s Board of Directors and Ms. Oh.

The Employment Agreement provides that Ms. Oh will receive an Annual Base Salary of $430,000, subject to periodic review and increase, and will be eligible to participate in an annual performance-based cash incentive plan, with a target bonus opportunity of 60% of the annual base salary. Ms. Oh will also be eligible to receive annual stock grants as approved by the Board of Directors. In addition, Ms. Oh will be entitled to participate in all employee benefit plans and perquisite arrangements available to senior executives of the Bank and shall receive reimbursement of reasonable business expenses.
Ms. Oh’s employment with the Bank may be terminated by the Bank with or without Cause (as defined in the Employment Agreement), in the event of disability (as defined in the Employment Agreement) or death.
In the event Ms. Oh’s employment is terminated for Cause, the Bank shall pay to Ms. Oh (1) all accrued but unpaid Annual Base Salary through the termination date, (2) accrued but unused vacation days through the termination date, and (3) unreimbursed business expenses incurred up through the termination date, subject to any other rights or remedies of the Bank under law (collectively, the “Accrued Obligations”). The Bank shall provide Ms. Oh with at least ten (10) business days written notice of its intent to terminate her employment for Cause.
The Bank may terminate Ms. Oh’s employment with the Bank at any time without Cause, for any reason or no reason at all, upon one month advance written notice. In addition, it shall be considered termination without Cause by the Bank if (1) Ms. Oh terminates her employment for Just Reason (as defined in the Employment Agreement) or if (2) without Ms. Oh’s consent, (a) the Employment Agreement is not, whether initially or with respect to any subsequent renewal period, renewed or approved by the Bank’s Board of Directors (other than in connection with a for Cause event), and (b) within one month following the end of the then-current employment term, Ms. Oh resigns from the Bank.
In the event of a termination of Ms. Oh’s employment by the Bank without Cause, and contingent upon Ms. Oh’s execution and non-revocation of a general release of claims, the Bank shall pay to Ms. Oh the following: (1) the Accrued Obligations; (2) a single lump sum amount (Severance Pay as defined in the Employment Agreement) consisting of an amount equal to two times of Ms. Oh’s then annual base salary and an amount equal to the annual cash bonus payout last received by Ms. Oh; and (3) any annual bonus earned but unpaid with respect to a performance year ending on or preceding the date of termination. In addition, any equity awards shall continue to vest according to the grant date schedules, provided that, performance restricted stock units (“RSUs”) will be settled based on performance unit goal achievement, except that if such termination of employment occurs within two (2) years after a Change of Control (as defined in the Employment Agreement), any performance RSUs will be settled as follows: (1) any RSUs for which the performance period has elapsed will continue to vest based on performance unit goal achievement, and (2) any RSUs for which the performance period has not lapsed will be converted into time-based units based on the target performance level.
In the event of a termination of Ms. Oh’s employment as the result of her death or due to Disability (as defined in the Employment Agreement), Ms. Oh or her beneficiary will be entitled to receive (1) the Accrued Obligations and (2) any annual bonus earned but unpaid with respect to a performance year ending on or preceding the date of termination. The Employment Agreement also provides that if Ms. Oh’s employment terminates as a result of death or Disability, all unvested RSUs that have been granted prior to the date of death or Disability shall immediately vest.

This summary of Ms. Oh’s Employment Agreement set forth in this report is qualified in its entirety by reference to the actual terms of the Employment Agreement, which is attached as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description
10.1	Employment Agreement dated December 21, 2016 by and between East West Bank and Irene Oh.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 22, 2016

EAST WEST BANCORP, INC.

By:	/s/ Douglas P. Krause
Douglas P. Krause, Esq.,
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Agreement dated December 21, 2016 by and between East West Bank and Irene Oh.

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